FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

          THIS FIRST AMENDMENT to the Employment Agreement by and between SCHERING-PLOUGH CORPORATION, a New Jersey corpora-tion (the "Company") and ROBERT P. LUCIANO (the "Employee") dated as of September 26, 1989 (the "Employment Agreement"),
made and entered into as of this 28th day of June   , 1994;

          WHEREAS, the Company and the Employee wish to amend the Employment Agreement as set forth below;

          NOW, THEREFORE, IN CONSIDERATION of the mutual prom-ises, covenants and agreements set forth below, it is hereby agreed as follows:

          1.In order to correct a typographical error in the Employment Agreement, clause (A) of subparagraph (k)(i) of
Section 3 is amended to read in its entirety as follows:

          (A) is two percent (2%) of the Employee's "final average earnings" (the average of his Annual Base Salary over the highest sixty (60) consecutive months in his last one hundred twenty (120) months of employment with the Company plus the average of his last five (5) annual awards from the Cash Bonus Plans) times his years of ser-
      vice with the Company up to twenty (20) years

                   plus

     one percent (1%) of the same "final average earnings" times his years of service with the Company in excess of twenty (20) years;

          2. Subparagraph (ii) of Section 3(k) is amended to read in its entirety as follows:

          Executive Death Benefits. A program (coordinated with the Company's regular death benefit program for ex executives) which includes the following death benefits:

               (A)   Executive life insurance no less fa
         vorable than that available under the Company's executive life insurance program in effect as of May
         1, 1993;

               (B)   non-contributory, pre-retirement acci
         dental death and dismemberment insurance of Twenty-five Thousand Dollars ($25,000); and

               (C)   pre-retirement coverage under a 24-hour
         accidental death and dismemberment program, on a non-contributory basis, in an amount equal to three times the Annual Base Salary.

         3. There is added to, and made a part of, the Em ployment Agreement a new subparagraph (g) of Section 5 reading in its entirety as follows:

         (g) Transportation Following Retirement. From and after the date of the Employee's retirement from the em-ployment of the Company (including, without limitation, Early Retirement), he shall be entitled to be provided by the Company with (i) an automobile and driver and (ii) through April 25, 2006, use of Company-owned aircraft for up to 60 flight hours of personal travel, on average, per calendar year, in each case on terms and conditions substantially similar to the terms and conditions in effect as of the date of this first Amendment. For any portion of the above period that is less than a full calendar year, the limitation on use of Company-owned aircraft shall be a pro rata portion of the 60-hour limitation set forth above.

          4.Except as provided above, the Employment Agreement shall continue in effect without alteration as in effect on the date hereof.

          IN WITNESS WHEREOF, the Employee and, pursuant to due authorization from its Board of Directors, the Company have caused this Agreement to be executed as of the day and year first above written.

                              /s/ Robert P. Luciano
                              Robert P. Luciano


                              SCHERING-PLOUGH CORPORATION


                              /s/ James Wood
                              James Wood
                              Chairman, Executive Compensation
                              and Organization Committee